= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

    As filed with the Securities and Exchange Commission on November 25, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                  SCHEDULE TO/C
             Tender Offer Statement under Section 14(d)(1) or 13(e)
                     Of the Securities Exchange Act of 1934

                      ------------------------------------

                         CHOICE ONE COMMUNICATIONS INC.
                      (Name of Subject Company - - Issuer)

                         CHOICE ONE COMMUNICATIONS INC.
                       (Name of Filing Person - - Offeror)

                     ---------------------------------------

           OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $.01 PER SHARE,
ISSUED UNDER THE CHOICE ONE COMMUNICATIONS INC. 1998 EMPLOYEE STOCK OPTION PLAN
              (May 2000 Restatement) (Title of Class of Securities)

                                    17038P104
                      (CUSIP Number of Class of Securities)

                     ---------------------------------------

                                 AJAY SABHERWAL
          EXECUTIVE VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                         CHOICE ONE COMMUNICATIONS INC.
                         100 CHESTNUT STREET, SUITE 600
                            ROCHESTER, NEW YORK 14604
                             TELEPHONE: 585-246-2431
   (Name,address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                     ---------------------------------------

                                   COPIES TO:

                              Deborah McLean Quinn
                                Nixon Peabody LLP
                           Clinton Square, Suite 1300
                            Rochester, New York 14604
                                  585-263-1307
                             Facsimile: 585-263-1600

                            CALCULATION OF FILING FEE


   --------------------------                   ----------------------------
      TRANSACTION VALUATION*                        AMOUNT OF FILING FEE*
   --------------------------                   ----------------------------
         Not applicable                                Not applicable
   --------------------------                   ----------------------------


* No filing fee is required because this filing contains only preliminary communications made before the commencement of a tender offer.


/ / CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a) (2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID:    ___________      FILING PARTY:     __________________

FORM OR REGISTRATION NO.   ___________      DATE FILED:       __________________

/X/ CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

/   /    Third-party tender offer subject to Rule 14d-1.
/ X /    Issuer tender offer subject to Rule 13e-4.
/   /    Going-private transaction subject to Rule 13e-3.
/   /    Amendment to Schedule 13D under Rule 13d-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: / /

ITEM 12. EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION
-------- -----------------------------------------------------------------

99.3     Opening Statement for All Colleague Meeting November 25, 2002
99.4 Choice One Communications Inc. Stock Option Exchange Program Questions & Answers

















                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 25, 2002


                             CHOICE ONE COMMUNICATIONS INC.



                             By: /s/ Ajay Sabherwal
                                  ------------------------
                             Executive Vice President, Finance
                             and Chief Financial Officer